GENICOM CORPORATION ANNOUNCES MAJOR SERVICE AGREEMENT
WITH COMPUTERVISION CORPORATION
Page 1

For Further Information:
James C. Gale
Senior Vice President Finance and CFO
703/802-9259

FOR IMMEDIATE RELEASE

   GENICOM CORPORATION ANNOUNCES MAJOR SERVICE AGREEMENT
              WITH COMPUTERVISION CORPORATION

Chantilly, VA. - - March 15, 1994 - - GENICOM Corporation
(NASDAQ:GECM) today announced that its wholly owned subsidiary, Enterprising Service Solutions Corporation
("ESSC") had signed a multi-year services agreement with Computervision Corporation ("Computervision").

Under the terms of the agreement ESSC will be the exclusive provider of logistics and depot repair services to Computervision Services, a business unit of Computervision.
In addition, ESSC will offer employment to over 100 current
Computervision Services employees, lease certain facilities and acquire certain assets utilized by Computervision Services. The services agreement is expected to generate up to $ 17 million of annual revenues in 1994 for ESSC.

Paul T. Winn, GENICOM's President and Chief Executive
Officer commented, "Our Enterprising Service Solutions business is one of GENICOM's strategic growth businesses.
In 1993, our multivendor component of this business grew approximately 60% and we plan for continued growth in 1994.
This relationship broadens GENICOM's revenue portfolio beyond printers and into the growth market of workstations.

"The agreement with Computervision Services will also provide incremental volume on our current printer service activities. In addition, expanding our repair capability into workstation products and technologies offers us the opportunity to expand our business levels with current customers, as well as building relationships with new customers.

"We are very pleased with our relationship with Computervision Services. Today, we are a customer utilizing Computervision software and equipment and now they are a customer of ours. We look forward to the worldwide growth of our Enterprising Service Solutions business and building on future opportunities with Computervision."

GENICOM Corporation, through its worldwide operations, designs, manufactures, markets and services a wide range of computer printer technologies for general purpose applications as well as a line of hermetically sealed relays.

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